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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                       CORRECTIONS CORPORATION OF AMERICA
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    22025Y407
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)


------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 22025Y407                      13G                   Page 2 of 8 Pages
-------------------                                            -----------------
--------------------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            AW Asset Management, L.L.C.
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            52-2280947
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
              NUMBER OF                   5     SOLE VOTING POWER
               SHARES
            BENEFICIALLY                           -0-
              OWNED BY                    --------------------------------------
                EACH                      6     SHARED VOTING POWER
              REPORTING
               PERSON                              1,810,766  (See Item 4)
                WITH                      --------------------------------------
                                          7     SOLE DISPOSITIVE POWER

                                                   -0-
                                          --------------------------------------
                                          8     SHARED DISPOSITIVE POWER

                                                   1,810,766  (See Item 4)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,810,766  (See Item 4)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.13%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     OO
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT.

-------------------                                            -----------------
CUSIP No. 22025Y407                      13G                   Page 3 of 8 Pages
-------------------                                            -----------------
--------------------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            Arthur Wrubel
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

                     ###-##-####
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
              NUMBER OF                   5     SOLE VOTING POWER
               SHARES
            BENEFICIALLY                           -0-
              OWNED BY                    --------------------------------------
                EACH                      6     SHARED VOTING POWER
              REPORTING
               PERSON                              1,810,766  (See Item 4)
                WITH                      --------------------------------------
                                          7     SOLE DISPOSITIVE POWER

                                                   -0-
                                          --------------------------------------
                                          8     SHARED DISPOSITIVE POWER

                                                   1,810,766  (See Item 4)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,810,766  (See Item 4)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.13%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT.

-------------------                                            -----------------
CUSIP No. 22025Y407                      13G                   Page 4 of 8 Pages
-------------------                                            -----------------
ITEM 1(A)         NAME OF ISSUER:


                  The name of the issuer is Corrections Corporation of America (the "Company").

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The Company's principal executive office is located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

ITEM 2(A)         NAME OF PERSON FILING:

                  This Amendment No. 1 to Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"): (1) AW Asset Management, L.L.C., a Delaware limited liability company (the "Management Company"), which serves as investment manager or advisor to a number of hedge funds and managed accounts (such funds and accounts, collectively, the "Funds") with respect to shares of Common Stock (as defined in Item 2(d)) directly owned by the Funds and (2) Mr. Arthur Wrubel, who is the Chief Executive Officer and President of the Management Company and controls its business activities, with respect to shares of Common Stock indirectly beneficially owned by Mr. Wrubel by virtue of such position. Mr. Wrubel, together with the Management Company, are referred to in this Schedule G as the "Reporting Persons."

                  The Reporting Persons have entered into a Joint Filing Agreement, dated February 9, 2005, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of the Reporting Persons is 535 Madison Avenue, 26th Floor, New York, NY 10022

ITEM 2(C)         CITIZENSHIP:

                  The Management Company is organized as a limited liability company under the laws of the State of Delaware. Mr. Wrubel is a United States citizen.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share.

ITEM 2(E)         CUSIP NO.:

                  22025Y407

-------------------                                            -----------------
CUSIP No. 22025Y407                      13G                   Page 5 of 8 Pages
-------------------                                            -----------------
ITEM 3 IF THIS STATEMENT IS FILE PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

ITEM 4            OWNERSHIP:

                  A.       AW Asset Management, L.L.C.


                           (a)      Amount beneficially owned: 1,810,766

                           (b) Percent of class: The percentages used herein and in the rest of this Schedule 13G are calculated based upon 35,266,206 shares of Common Stock outstanding, as reflected in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

                           (c) Number of shares as to which such person has:

                                    (i)      Sole power to vote or direct the
                                             vote: -0-

                                    (ii)     Shared power to vote or direct the
                                             vote: 1,810,766

                                    (iii)    Sole power to dispose or direct the
                                             disposition: -0-

                                    (iv)     Shared power to dispose or direct
                                             the disposition: 1,810,766

                  B.       Arthur Wrubel

                           (a)      Amount beneficially owned: 1,810,766

                           (b)      Percent of class: 5.13%.

                           (c) Number of shares as to which such person has:

                                    (j)      Sole power to vote or direct the
                                             vote: 0

                                    (ii)     Shared power to vote or direct the
                                             vote: 1,810,766

                                    (iii)    Sole power to dispose or direct the
                                             disposition: 0

                                    (iv)     Shared power to dispose or direct
                                             the disposition: 1,810,766

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

-------------------                                            -----------------
CUSIP No. 22025Y407                      13G                   Page 6 of 8 Pages
-------------------                                            -----------------
ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  See response to Item 4.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                            -----------------
CUSIP No. 22025Y407                      13G                   Page 7 of 8 Pages
-------------------                                            -----------------
                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2005

                                    AW Asset Management L.L.C.

                                    By:      /s/ Arthur Wrubel
                                             -----------------------------------

                                    Name:    Arthur Wrubel
                                             -----------------------------------

                                    Its: President and Chief Executive Officer
                                         ---------------------------------------

                                    Arthur Wrubel

                                    /s/ Arthur Wrubel
                                    --------------------------------------------

                                                                       Exhibit A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

         (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

         (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 9, 2005

                                     AW Asset Management L.L.C.

                                     By:      /s/ Arthur Wrubel
                                              ----------------------------------

                                     Name:    Arthur Wrubel
                                              ----------------------------------

                                     Its: President and Chief Executive Officer
                                          --------------------------------------

                                     Arthur Wrubel

                                     /s/ Arthur Wrubel
                                     -------------------------------------------